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                                                                     EXHIBIT 11.

                            TICKETMASTER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION) (UNAUDITED)

                                        THREE MONTHS ENDED          NINE MONTHS ENDED
                                            OCTOBER 31,                 OCTOBER 31,
                                     -------------------------   -------------------------
                                        1995          1996          1995          1996
                                     -----------   -----------   -----------   -----------
Weighted average number of
  common shares outstanding .......   15,310,405    15,310,405    15,310,405    15,310,405
Common Stock equivalents
  from outstanding stock options...          n/a        39,636           n/a        39,636
                                     -----------   -----------   -----------   -----------
                                      15,310,405    15,350,041    15,310,405    15,350,041
                                     ===========   ===========   -----------   -----------
Net income (loss)..................  $    (2,660)  $     2,849   $    (4,986)  $       431
                                     ===========   ===========   -----------   -----------
Net income (loss) per share........  $     (0.17)  $      0.19   $     (0.33)  $      0.03
                                     ===========   ===========   ===========   ===========
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